Exhibit 5

8180 Greensboro Drive
Suite 785
McLean, Virginia 22102-3888
Telephone (703) 883-1100
Facsimile (703) 883-2511
Email: jbreyer@b-a.net
Breyer & Associates pc	*Not admitted in Virginia
Attorneys At Law*

October 7 , 2010

Board of Directors
Anchor Bancorp
601 Woodland Square Loop SE
Lacey, Washington 98503

Re:	Anchor Bancorp
Amendment No. 3 to the Registration Statement on Form S-1

To the Board of Directors:

You have requested our opinion as special counsel for Anchor Bancorp, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) as amended on October 7, 2010  filed by the Company initially  on October 24, 2008 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we understand that the common stock of the Company, par value $0.01 per share (the “Common Stock”) will be offered and sold in the manner described in the prospectus contain in the Registration Statement (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Common Stock.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on and subject to the foregoing, and assuming that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will

Securities and Exchange Commission	Breyer & Associates pc
October 7 , 2010

comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (iii) the Common Stock will be issued and sold in the manner stated in the Registration Statement and the Prospectus; we are of opinion that:

1.	The Common Stock that will be issued in connection with the Registration Statement will be validly issued, fully paid and non assessable.

We express no opinion as to laws other than the laws of the State of Washington with respect to the opinions set forth in paragraph (1) above, including the provisions of the Washington State Constitution and the reported judicial decisions interpreting such law.  No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any other state or any foreign jurisdiction.

We hereby consent to the reference to us under the heading “Legal and Tax Opinions” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

BREYER & ASSOCIATES PC